EXHIBIT 4.2

PERSONAL

Baroness Jay
Garden Flat
44 Blomfield Road
LONDON
W9 2PF

10 November 2004

Dear Margaret,

I am writing to confirm that the Board has agreed to extend your appointment for three years from 14 January 2005. Your appointment will continue in all other respects on the terms set out in your letter of appointment dated 16 December 2003 including, in particular, that either you or the Board may give the other at least three months’ written notice to terminate the appointment at any time.

Please sign the attached copy of this letter to confirm your acceptance of this extension on the above terms and return the copy to me.

Yours sincerely,

/s/ Larry Stone

LARRY STONE

To:	Larry Stone
Company Secretary

I accept this extension of my appointment on the above terms.

/s/ Margaret Jay	November 10th 2004

Margaret Jay	Date

Larry Stone Company Secretary BT Group BT Centre 81 Newgate Street London EC1A 7AJ United Kingdom	tel (020) 7356 5237 int +44 20 7356 5237 fax (020) 7356 6135 int +44 20 7356 6135 e-mail larry.stone@bt.com	BT Group plc Registered Office: 81 Newgate Street, London EC1A 7AJ Registered in England and Wales no. 4190816 www.btplc.com